Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 8, 2012
Contact: Keith Schroeder
Chief Financial Officer
(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS RECORD QUARTERLY
CONVERTED PRODUCT SALES AND 2011 RESULTS

PRYOR, OKLAHOMA (February 8, 2012) – Orchids Paper Products Company (NYSE Amex: TIS) today reported year-end 2011 financial results.

Summary:

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Net sales of converted product in the fourth quarter of 2011 were $23.8 million, a new quarterly record, and exceeded those of the prior year quarter by $7.2 million, or 44%, marking four consecutive quarters of increased converted product sales.

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Total net sales in the fourth quarter of 2011 increased 15% to $25.7 million, compared with $22.3 million in the same period in 2010.  Full year net sales increased $5.3 million, or 6%, to $97.8 million, compared with $92.5 million in 2010.

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Fourth quarter 2011 net income was $2.7 million, an increase of $1.8 million compared with $940,000 of net income in the same period of 2010.  Full year net income for 2011 was $6.2 million, an increase of $284,000, or 5%, compared with $5.9 million of net income in 2010.

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Diluted net income per share for the fourth quarter 2011 was $0.35 per diluted share compared with $0.12 per diluted share in the same period in 2010.  Full year diluted net income per share for 2011 was $0.80 compared with $0.76 per diluted share for 2010.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are pleased to announce a new quarterly sales record in converted product for the fourth quarter of 2011 and the continued improvement in overall results in the quarter.  This marks the fourth consecutive quarter of increased converted product sales, with fourth quarter 2011 sales being 44% greater than those achieved in the fourth quarter of the prior year.  Net income and earnings per share both increased for the third consecutive quarter.  Fiber prices significantly abated during the quarter and we begin 2012 at cost levels approximately 40% below the peak prices paid during the third quarter of 2011.”

Mr. Snyder added, “Our order book remains strong despite entering a seasonally soft quarter and significant new business opportunities are active.  As a result, we are very positive about the short and long-term outlook and financial performance of the company.”

Three-month period ended December 31, 2011

Net sales in the quarter ended December 31, 2011 were $25.7 million, an increase of $3.4 million, or 15%, compared to $22.3 million in the same period of 2010.  Net sales of converted product were $23.8 million in the 2011 quarter, favorable by $7.2 million, or 44%, compared to the $16.6 million of net sales in the same quarter last year.  Net sales of parent rolls were $1.9 million in the fourth quarter of 2011, a decrease of $3.8 million, or 67%, compared to $5.7 million of parent roll sales in the same quarter last year.  The increase in converted product sales resulted from a 46%

increase in converted product tonnage shipped and a 2% decrease in net selling price per ton.  The increase in shipments was due to a combination of new product sales which were primarily in the mid-tier market, and increased product distribution with existing customers. Net sales of parent rolls were lower primarily due to the increased requirements of the converting operations, being somewhat offset by higher selling prices.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended December 31, 2011 was $5.5 million, an increase of $2.4 million, or 76%, compared to $3.1 million in the same period in the prior year.  As a percent of net sales, EBITDA was 21.4% in the 2011 quarter compared with 14.1% in the 2010 quarter.

Gross profit for the fourth quarter of 2011 was $5.6 million, an increase of $2.8 million, or 101%, when compared with a gross profit of $2.8 million in the prior year quarter.  Gross profit as a percent of net sales was 21.8% in the fourth quarter of 2011 compared to 12.5% for the same period in 2010.  As a percent of net sales, gross profit increased primarily due to increased levels of converted product shipments, lower converting production costs and lower fiber prices.

Converted product sales increased as a percent of overall sales, which had a positive effect on overall gross profit because converted product sales generally provide a higher gross profit margin than parent roll sales.  Converting production costs were lower as a percentage of sales due to the increased converted product volumes during the quarter and due to improved operating efficiencies.  Cost per ton of fiber in the fourth quarter of 2011 was 7% lower than the costs incurred in the same quarter of 2010, resulting in a reduction in cost of sales of approximately $350,000.

Selling, general and administrative expenses in the fourth quarter of 2011 totaled $1.9 million, an increase of $513,000, or 37%, compared to the $1.4 million incurred in the same quarter of 2010.  As a percent of net sales, selling, general and administrative expenses increased to 7.4% for the quarter ended December 31, 2011, compared to 6.3% in the prior year quarter.

Interest expense for the fourth quarter of 2011 totaled $104,000 compared to interest expense of $259,000 in the same period in 2010.  The lower level of interest expense resulted from the effects of the refinancing of the Company’s credit facility in April 2011, which lowered borrowing levels and interest rates.

As of December 31, 2011, the estimated effective tax rate for the full year is 27.4%.  This is lower than the 30.0% estimated as of the end of the third quarter of 2011, resulting in an effective tax rate for the fourth quarter of 2011 of 24.0%.

Total debt outstanding as of December 31, 2011 was $17.4 million and the total of cash and short term investments stood at $6.3 million.  As a result, net debt outstanding as of December 31, 2011 was $11.1 million.

On December 21, 2011, dividends totaling $1.5 million, or $0.20 per share, were paid to stockholders of record as of December 5, 2011, bringing total dividends paid to stockholders during 2011 to $3.8 million, or $0.50 per share.

Twelve-month period ended December 31, 2011

Net sales for the twelve-month period ended December 31, 2011 were $97.8 million, an increase of $5.3 million, or 6%, compared to $92.5 million in the same period of 2010.  Net sales of converted product were $81.9 million in the 2011 period, favorable by $7.9 million, or 11%, compared to the $74.1 million of net sales in the same period last year.  Net sales of parent rolls were $15.9 million in the twelve-month period of 2011, a decrease of $2.5 million, or 14%, compared to $18.4 million of parent roll sales in the same period last year.  The increase in converted product sales resulted from an 8% increase in converting tonnage shipped and a 2% increase in net selling prices per ton. Net sales of parent rolls were negatively affected by the increased requirements of the converting operation.

EBITDA in the twelve-month period ended December 31, 2011 was $16.2 million, an increase of $1.3 million, or 9.1%, compared to $14.9 million in the same period in the prior year.  As a percent of net sales, EBITDA was 16.6% in the 2011 period compared with 16.1% in the 2010 period.

Gross profit for the twelve-month period of 2011 was $16.0 million, an increase of $205,000 when compared with a gross profit of $15.8 million in the prior year period.  Gross profit as a percent of net sales was 16.3% in the 2011 period compared to 17.0% for the 2010 period.  As a percent of net sales, gross profit slightly decreased due to higher recycled fiber prices and higher depreciation expense, being partially offset by higher converted product shipments and lower converting production costs.

Cost per ton of fiber in the twelve-month period of 2011 was 7% higher than the costs incurred in the same period of 2010, resulting in increased cost of sales of approximately $1.5 million.  Depreciation expense increased $1.4 million primarily due to the completion of the converting and wastewater treatment expansion projects in 2010.  Converting production costs, excluding depreciation, were improved primarily due to a $1.0 million reduction in outside warehousing costs and improved efficiencies.

Selling, general and administrative expenses in the twelve-month period of 2011 totaled $6.8 million, which was slightly higher than the $6.6 million incurred in the 2010 period.  As a percent of net sales, selling, general and administrative expenses decreased to 7.0% for the twelve-month period ended December 31, 2011, compared to 7.2% in the prior year period.

Interest expense for the twelve-month period of 2011 totaled $647,000 compared to interest expense of $934,000 in the same period in 2010.  The lower level of interest expense resulted from the effects of the refinancing described in the discussion of the quarter results above.

Conference Call/Webcast

The Company will hold a teleconference to discuss its full year financial results at 10:00 a.m. (ET) on Thursday, February 9, 2012.  All interested parties may participate in the teleconference by calling 800 688 0796 and providing passcode 527 365 37.  A question and answer session will be part of the teleconference’s agenda.  Those intending to access the teleconference should dial in fifteen minutes prior to the start.  The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.”  A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company.  The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity.  EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.  Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP.  Net Debt represents total debt outstanding reduced by cash and cash equivalents on hand.  Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties.  The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on March 11, 2011.

The Company’s actual results may be materially different from what it expects.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market.  The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins.  From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses primarily recycled fiber to produce finished tissue products that it provides to retail chains throughout the central United States.  For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.